                         FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Announces Senior Leadership Transition
•Deepak Nayar to transition to Special Advisor to the CEO role, ahead of his retirement at the end of 2027 following a distinguished career
•Dr. Karim Hamed to lead combined Electronics and Semiconductor businesses to drive long-term growth and operational efficiencies

Chicago, September 16, 2026 — Littelfuse, Inc. (NASDAQ: LFUS), a leader in developing smart solutions that enable safe and efficient electrical energy transfer, today announced that Deepak Nayar, Senior Vice President and General Manager, will retire at the end of 2027 following a distinguished career spanning more than 20 years at Littelfuse.

Effective January 1, 2027, Dr. Karim Hamed will assume the expanded role of Senior Vice President and General Manager, CCDI Market & Electronics Segment, while Deepak Nayar will transition to a Special Advisor to the CEO role. In this new role, Dr. Hamed will bring the complementary Electronics and Semiconductor businesses under a unified leadership structure and oversee the company’s CCDI (Computing, Communications, and Diversified Industrials) market strategy, with a focus on deepening customer partnerships, strengthening go-to-market execution, and identifying opportunities for long-term growth and operational efficiencies.

“Deepak has been an exceptional leader and valued member of the Littelfuse leadership team,” said Greg Henderson, President and Chief Executive Officer. “Throughout his tenure, he has played a pivotal role in driving our growth strategy while expanding our global market presence across our broad customer base. We are deeply grateful for his many contributions and look forward to his thought leadership and guidance in key strategic areas that support our long-term growth.”

Henderson continued, “Karim is a proven leader with deep industry expertise, strong customer relationships, and a track record of delivering results. His operational experience and strategic perspective make him exceptionally well suited to uniting our Electronics and Semiconductor businesses for their next phase of expansion. I am confident he will continue to advance our strategy, drive innovation, and unlock enhanced value for our customers and shareholders.”

Dr. Hamed joined Littelfuse in 2025 as Senior Vice President and General Manager, Semiconductor Business. He brings more than two decades of global leadership experience in the semiconductor industry. Prior to joining Littelfuse, Dr. Hamed was at Analog Devices, where he served as Corporate Vice President, Industrial and Healthcare Business Group. Previously, he served as Vice President, Industrial Instrumentation Business Unit, and General Manager, Microwave Communications Group. Dr. Hamed also served in various leadership and technical roles at Hittite Microwave Corporation, TriQuint Semiconductor, and Mimix Broadband.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 18,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets, everywhere, every day. Learn more at Littelfuse.com.

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